EXHIBIT 10

PETER KIEWIT SONS’, INC.

2004 BONUS PLAN

1.

Purposes.  The purposes of the Peter Kiewit Sons', Inc. 2004 Bonus Plan (the "Plan") are to attract and retain highly-qualified executives by providing appropriate performance-based short-term incentive awards and to serve as a qualified performance-based compensation program under Section 162(m) of the Code, in order to preserve the Company's tax deduction for compensation paid under the Plan to Covered Employees.

2.

Definitions.  The following terms, as used herein, shall have the following meanings:

(a)

"Board" shall mean the Board of Directors of the Company.

(b)

"Bonus" shall mean any annual incentive bonus award granted pursuant to the Plan, the payment of which shall be contingent upon the attainment of Performance Goals with respect to a Plan Year.

(c)

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

(d)

"Committee" shall mean the Compensation Committee of the Board, any subcommittee thereof or any successor thereto designated by the Board to administer the Plan, the members of which satisfy the requirements specified in Section 5 hereof.

(e)

"Company" shall mean Peter Kiewit Sons', Inc., a Delaware corporation, or any successor corporation.

(f)

"Covered Employee" shall have the meaning set forth in Section 162(m)(3) of the Code (or any successor provision).

(g)

"Executive Officers" shall mean an officer of the Company who, as of the beginning of a Plan Year, is an "executive officer" within the meaning of Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended.

(h)

"Participant" shall mean the Covered Employees and any other Executive Officer selected by the Committee to participate in the Plan.

(i)

“Performance Criteria” shall mean the performance criteria listed in Section 3 from among which the Committee may set Performance Goals for each Plan Year.

(j)

"Performance Goals" shall mean the performance goals established by the Committee from among the Performance Criteria listed in Section 3 which must be met during the Plan Year as a condition of the Participant's receipt of payment of a Bonus.

(k)

"Plan" shall mean the Peter Kiewit Sons', Inc. 2004 Bonus Plan, as set forth herein and as amended from time to time.

(l)

"Plan Year" shall mean the Company's fiscal year.

3.

Performance Goals.  (a) Not later than ninety (90) days after the commencement of any Plan Year (or such other date as may be necessary to secure the performance-based compensation exemption from the deduction limits of Section 162(m) of the Code), Performance Goals for the Plan Year shall be established by the Committee in writing based on or in terms of one or more or any combination of the following Performance Criteria: stock price, revenues, net income, earnings per share, or return on equity. As such, the Performance Goals may be based upon the Company’s “net income before earnings or loss attributable to redeemable common stock” (or similar or equivalent captioned line item on the Company’s financial statements) (“Income”). Performance Goals may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of a business unit, department or function within the Company or a subsidiary.  In setting the Performance Goals for a Plan Year, the Committee may specify in advance that the effects of anticipated unusual charges or income items which may be distortive of financial results for the Plan Year will be excluded.

(b)

The determination of whether Performance Goals have been met shall (i) to the extent applicable, be based on financial results reflected in the Company’s audited financial statements prepared in accordance with generally accepted accounting principles and reported upon by the Company's independent accountants and (ii) be objective, so that a third party having knowledge of the relevant facts could determine whether such Performance Goals are met.  Notwithstanding the foregoing, the Committee may adjust any Performance Goals during or after the performance period to mitigate the unbudgeted impact of unusual or non-recurring gains and losses, accounting changes, acquisitions, divestitures or “extraordinary items” within the meaning of generally accepted accounting principles and that were not foreseen at the time such Performance Goals were established.

(c)

The Performance Goals established by the Committee may be (but need not be) different for each Plan Year and different Performance Goals may be applicable to different Participants.

4.

Bonuses.

(a)

In General.  For each Plan Year commencing with the Plan Year ending December 2004, the Committee shall, no later than the time specified in Section 3 hereof, specify the Participants for such Plan Year, the Performance Goals applicable to such Plan Year and the Bonus payable to Participants upon the attainment of the applicable Performance Goals.  The Committee may, in its discretion, reduce or eliminate the amount payable to any Participant (including a Covered Employee), in each case based upon such factors as the Committee may deem relevant, but shall not increase the amount payable to any Covered Employee.  Unless otherwise provided by the Committee in its discretion in connection with the termination of employment of any Participant, payment of a Bonus for a particular Plan Year shall be made only if and to the extent the Performance Goals with respect to such Plan Year are attained and only if the Participant is employed by the Company or one of its Subsidiaries on the last day of such Plan Year.

(b)

Time of Payment.  Unless otherwise determined by the Committee, all payments in respect of Bonuses granted under this Section 4 shall be made no later than a reasonable period after the end of the Plan Year. In the case of Participants who are Covered Employees, unless otherwise determined by the Committee in connection with the termination of employment of any Participant, such payments shall be made only after achievement of the Performance Goals has been certified in writing by the Committee.

(c)

Form of Payment.  Payment of such Participant's Bonus for any Plan Year shall be made in cash.

(d)

Deferral Elections.  The Committee may establish additional terms, conditions, and administrative provisions that would allow the Company to offer a Participant the opportunity to make a timely election to defer the receipt of any or all of such Participant's Bonus under the Plan in respect of any Plan Year.

(e)

Maximum Bonus.  The maximum Bonus payable to any Participant during any Plan Year pursuant to the Plan is 2.5% of the positive Income of Company and its Consolidated Subsidiaries, as shown in its Form 10-K (Consolidated Statement of Earnings) for the relevant year.

5.

Administration.  The Plan shall be administered by the Committee.  The Committee shall consist of two or more persons of which at least two of whom is an "outside director" within the meaning of Section 162(m) of the Code. The Committee may appoint a chairperson and a secretary, however only the “outside director” members are eligible to vote on issues related to the Plan, and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings.  All determinations of the Committee with respect to the Plan shall be made by a majority of its “outside director” members.   The Committee may conduct its business with members either present in person or participating via video or telephone conference at a meeting or by resolution(s) adopted pursuant to a unanimous written consent in lieu of a meeting.  The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the power to grant Bonuses; to determine the persons to whom and the time or times at which Bonuses shall be granted; to determine the terms, conditions, restrictions and performance criteria relating to any Bonus; to make adjustments in the Performance Goals in response to changes in applicable laws, regulations, or accounting principles to the extent not inconsistent with Section 162(m) of the Code and the regulations thereunder; except as otherwise provided in Section 4(a) hereof, to adjust compensation payable upon attainment of Performance Goals; to construe and interpret the Plan and any Bonus; to prescribe, amend and rescind rules and regulations relating to the Plan, including but not limited to rules and regulations referred to in Sections 4(c) and 4(d) hereof; and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee, or such person may have under the Plan.  All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Bonus granted hereunder.

6.

General Provisions.

(a)

Compliance With Legal Requirements.  The Plan and the granting of Bonuses, and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b)

No Right To Continued Employment.  Nothing in the Plan or in any Bonus granted shall confer upon any Participant the right to continue in the employ of the Company or any of its Subsidiaries or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

(c)

Withholding Taxes.  The Company or any subsidiary employing any Participant shall have the authority and the right to deduct from all payments and distributions under the Plan any taxes required to be withheld by federal, state or local governments (including the participant’s FICA obligation).

(d)

Amendment and Termination of the Plan.  The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however that no amendment which requires shareholder approval in order for the Plan to continue to comply with the performance-based compensation exemption from Section 162(m) of the Code shall be effective unless the same shall be approved by the Committee and the requisite vote of the shareholders of the Company.  Additionally, the Committee may make such amendments as it deems necessary to comply with other applicable laws, rules and regulations.  Termination or amendment of the Plan during a Plan Year may be retroactive to the beginning of the Plan Year, at the discretion of the Committee.  If an amendment or termination of the Plan occurs during a Plan Year, the Committee shall determine when and to what extent, if any, Bonuses shall be paid for the portion of the Plan Year preceding the amendment or termination of the Plan.  Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant's consent, under any Bonus previously granted under the Plan.

(e)

Participant Rights.  No Participant shall have any claim to be granted any Bonus under the Plan, and there is no obligation for uniformity of treatment among Participants.

(f)

Unfunded Status of Bonuses.  The Plan is intended to constitute an "unfunded" plan for incentive compensation.  With respect to any payments which at any time are not yet made to a Participant pursuant to a Bonus, nothing contained in the Plan or any Bonus award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(g)

Governing Law.  The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof.

(h)

Effective Date.  The Plan shall first be effective with respect to the 2004 Plan Year, but only if the Plan shall have been approved at the 2004 annual meeting of shareholders by the requisite vote approval of the shareholders of the Company. The amendments regarding Performance Goals and Maximum Bonus set forth in Paragraphs 3(a) and 4(e) are effective with respect to the 2007 Plan Year, but only if approved by the majority of the shareholders of the Company at the 2007 annual meeting of shareholders.

(i)

Interpretation.  The Plan is designed and intended to comply with the performance-based compensation exemption from Section 162(m) of the Code, to the extent applicable, and all provisions hereof shall be construed in a manner to so comply.

(j)

Term.  No Bonus may be granted under the Plan with respect to any Plan Year after Plan Year 2008.  Bonuses made with respect to Plan Year 2008 or prior years, however, may extend beyond Plan Year 2008 and the provisions of the Plan shall continue to apply thereto.